EXHIBIT 24.2

Consent of Independent Accountants

We consent to the incorporation by reference in this registration statement on Form S-8 (File No. 333- __________) of our report, dated March 20, 2000 relating to the financial statements of Dot Com Entertainment Group, Inc. for the fiscal year ended December 31, 1999 which appears in Dot Com Entertainment Group, Inc. Annual Report on Form 10-K for the year ended December 31, 2000.

Freed, Maxick, Sachs & Murphy, P.C.

Buffalo, New York
April 17, 2001